IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the below signed limited liability company hereby sells, assigns and transfers Thirty-Nine Million Five-Hundred Eighty-Three Thousand Two-Hundred Sixty-Three (39,583,263) common shares of JayHawk Energy, Inc. (the “Company”) to JEM Equity, LLC and does hereby irrevocably constitute and appoint, the Company's transfer agent, Corporate Stock Transfer, Inc. its attorney to transfer the said common shares on the books of the Company with full power of substitution in the premises.

VAST EXPLORATION, LLC

/s/ Scott Mahoney

___________________________________

By: Scott Mahoney

Its: Manager & CEO

In the presence of _________________________

Medallion Guarantee Stamp

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular without alteration or enlargement or any change whatsoever.